UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

G1 Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No:
	3)	Filing party:
	4)	Date Filed:

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 24, 2020

To Our Stockholders:

You are invited to attend the 2020 annual meeting of stockholders of G1 Therapeutics, Inc. (the “Company”) to be held at 8:00 a.m. ET on Thursday, June 11, 2020, at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. We currently intend to hold our annual meeting in person. However, we are actively monitoring developments with regard to the coronavirus or COVID-19, and it is possible that the annual meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable.

Details regarding the meeting, the business to be conducted at the meeting, and information about the Company that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, three persons will be elected to our Board of Directors. We also will conduct a non-binding advisory vote on the compensation of our named executive officers. In addition, we will ask stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of G1 Therapeutics, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Mark A. Velleca, M.D., Ph.D.
President and Chief Executive Officer

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 24, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, June 11, 2020

TIME: 8:00 a.m. ET

DATE: June 11, 2020

PLACE: G1 Therapeutics, Inc., 700 Park Offices Drive, Research Triangle Park, NC 27709

PURPOSES:

1.	To elect three directors to serve three-year terms expiring in 2023;

2.	To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of G1 Therapeutics, Inc. common stock at the close of business on April 16, 2020. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 700 Park Offices Drive, Suite 200, Research Triangle Park, North Carolina 27709.

All stockholders are invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

James Stillman Hanson
General Counsel and Corporate Secretary

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2020

This proxy statement and our 2019 annual report to stockholders are available for viewing, printing and downloading at www.envisionreports.com/GTHX. To view these materials please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K which includes our financial statements, for the fiscal year ended December 31, 2019 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financials” section of the “Investors” section of our website at http://investor.g1therapeutics.com. You may also obtain a printed copy of our Annual Report on Form 10-K including our financial statements, free of charge, from us by sending a written request to: G1 Therapeutics, Inc., Attn: Investor Relations, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of G1 Therapeutics, Inc. is soliciting your proxy to vote at the 2020 annual meeting of stockholders to be held at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709, on Thursday, June 11, 2020, at 8:00 a.m. ET and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders, which we refer to as the Notice, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 because you owned shares of G1 Therapeutics, Inc. common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about April 24, 2020.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 16, 2020 are entitled to vote at the annual meeting. On this record date, there were 37,737,260 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify (i) whether your shares should be voted for or withheld for each nominee for director and (ii) whether your shares should be voted for, against or abstain with respect to auditor ratification and say-on-pay. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on June 10, 2020.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” election of three nominees for director;

•	“FOR” approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holders listed in the proxy in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on certain of the proposals set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Advisory Vote on the Compensation Paid to Named Executive Officers	The affirmative vote of a majority of the votes cast for and against this proposal is required to approve, on a non-binding advisory basis, the compensation paid to our named executive officers. Abstentions will have no effect on the results of this vote. Proposal 2 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for and against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Proposal 3 is a routine matter. Therefore, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020, the Audit Committee of our Board of Directors, or the Audit Committee, will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 8:00 a.m. ET on Thursday, June 11, 2020 at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your G1 Therapeutics, Inc. shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at PO Box 505000, Louisville, Kentucky 40233-5000.

•

If a broker or other nominee holds your G1 Therapeutics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www.us.computershare.com/investor and following the instructions provided.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our amended and restated certificate of incorporation provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is classified, consisting of three classes of directors for purposes of election. One class is elected at each annual meeting of stockholders to serve from time of election and qualification until the third annual meeting following his or her election. Our Board of Directors currently consists of nine members, classified into three classes as follows:

(1)	Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir constitute Class III, with a term ending at the 2020 annual meeting;

(2)	John E. (Jack) Bailey Jr., Willie A. Deese and Cynthia L. Schwalm constitute Class I, with a term ending at the 2021 annual meeting; and

(3)	Fredric N. Eshelman, Pharm.D., Seth A. Rudnick, M.D., and Sir Andrew Witty constitute Class II, with a term ending at the 2022 annual meeting.

Mr. Nicholson, Dr. Velleca and Mr. Muir will continue to serve as directors through the end of their respective terms, which conclude at the 2020 annual meeting. On April 22, 2020, our Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate each of Mr. Nicholson, Dr. Velleca and Mr. Muir for election as Class III directors at the annual meeting, for a term of three years to serve until the 2023 annual meeting of stockholders and until their respective successors have been elected and qualified.

Name	Age	Position(s) with the Company	Audit (1)	Comp (2)	N&G (3)	Director Since
Garry A. Nicholson	65	Chairperson of the Board of Directors; Director and Nominee				2018
Mark A. Velleca, M.D., Ph.D.	56	Chief Executive Officer, President and Director and Nominee				2014
John E. (Jack) Bailey Jr.	55	Director				2020
Willie A. Deese	64	Director	X			2018
Fredric N. Eshelman, Pharm.D.	71	Director	X			2015
Glenn P. Muir	61	Director and Nominee	Chair	X		2015
Seth A. Rudnick, M.D.	71	Director		X	Chair	2014
Cynthia L. Schwalm	60	Director		Chair	X	2018
Sir Andrew Witty	55	Director			X	2017

(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Compensation Committee of the Board of Directors.
(3)	Member of the Nominating and Governance Committee of the Board of Directors.

Set forth below for each of the persons nominated for election as directors, along with directors whose terms do not expire this year, are the names, ages, offices in the Company (if any) principal occupations or employment for at least the past five years, the length of such person’s tenure as director and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Garry A. Nicholson has served as Chairperson of our Board of Directors since June 2019 and has served as a member of our Board of Directors since September 2018. Mr. Nicholson has more than 30 years of pharmaceutical and biotech oncology experience. From August 2015 to November 2016, he served as President and Chief Executive Officer of XTuit Pharmaceuticals, where he also was a member of the board of directors. Beginning in May 2008, he led the global oncology franchise at Pfizer until his departure in May 2015 as President, Pfizer Oncology. His responsibilities included global commercialization and sales, clinical development and regulatory strategy, and business development. Under his leadership, the company developed and launched Ibrance® (palbociclib), the first cyclin-dependent kinase (“CDK”) 4/6 inhibitor approved in the U.S. and Europe. During his tenure at Pfizer, Mr. Nicholson served on the board of directors of the Pfizer Foundation and was a member of the company’s Portfolio, Strategy and Investment Committee, which set corporate research and development priorities and investment strategy. Earlier in his career, Mr. Nicholson held various leadership positions in the oncology division of Eli Lilly and Company. In addition, he has served as an advisor to AMPATH, a consortium of North American universities and health centers, Moi University, Moi Teaching and Referral Hospital, and the Government of Kenya, which helps build sustainable healthcare systems in developing nations. Mr. Nicholson began his career in healthcare as a staff pharmacist at Emory University. He currently serves on the board of directors of Five Prime Therapeutics, Inc., a publicly traded clinical stage pharmaceutical company, Turning Point Therapeutics, Inc., a publicly traded clinical stage precision oncology company, NextCure, Inc., a publicly traded clinical stage biopharmaceutical company, Personal Genome Diagnostics Inc., a privately held cancer genomics company, and Tmunity Therapeutics Inc., a privately held biotechnology company. Mr. Nicholson previously served as a member of the board of directors of TESARO, Inc., a publicly traded oncology-focused biopharmaceutical company, and SQZ Biotechnologies, Inc., a privately held biotechnology company. Mr. Nicholson holds an M.B.A. from the University of South Carolina and earned his B.S. in Pharmacy at the University of North Carolina at Chapel Hill. We believe Mr. Nicholson is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and his knowledge of strategic and operational leadership priorities and corporate development matters.

Mark A. Velleca, M.D., Ph.D., has served as our Chief Executive Officer, President and a member of our Board of Directors since May 2014. Prior to joining us, Dr. Velleca was a co-founder and served as Senior Vice President of CGI Pharmaceuticals, Inc., or CGI, a biopharmaceutical company, from 1999 to 2010, where he managed the company from its inception through clinical trials of multiple drug candidates. After CGI was acquired by Gilead Sciences, Inc., or Gilead, a biotechnology company, in 2010, Dr. Velleca served as a Senior Advisor to Gilead from 2010 to April 2012, where he worked to help build its oncology pipeline. Dr. Velleca has served on the board of directors of BioMarker Strategies, a private oncology diagnostics company, from 2010 to 2012, and on the scientific advisory boards of BioRelix Inc., a biopharmaceutical company, from 2007 to 2012 and Intellikine, Inc., a biopharmaceutical company, from 2007 to 2010. Dr. Velleca served as Executive Vice President at The Leukemia & Lymphoma Society from April 2012 to April 2014. Dr. Velleca also served as an attending physician at Yale New Haven Hospital and on the faculty of the Yale University School of Medicine. Dr. Velleca received his B.S. from Yale University, and his M.D. and Ph.D. from Washington University in St. Louis. We believe Dr. Velleca’s perspective and experience as our Chief Executive Officer and President, as well as his depth of experience in the biotechnology industry, provide him with the qualifications and skills to serve on our Board of Directors.

John (Jack) Bailey Jr. has served as a member of our Board of Directors since March 2020. Mr. Bailey has nearly thirty years of commercial pharmaceutical experience. He led the U.S. and Puerto Rico therapeutic divisions of respiratory, vaccines, immunology/rare disease, and oncology at GlaxoSmithKline in the role of President since February 2015. Earlier in his career, Mr. Bailey held various leadership positions at Eli Lilly and Company, including as Senior Vice President of the Account-Based Markets Division. He also currently serves on the board of directors of Emergo Therapeutics, Inc., a privately held biopharmaceutical company, on the Advisory Council for the T.H. Chan School of Public Health at Harvard University, and on the Corporate Advisory Board for the Center for the Business of Health, an academic center housed in UNC Kenan-Flagler Business School. Mr. Bailey is a past member of the board of directors of PhRMA, the pharmaceutical industry trade association, and has served on the board of the North Carolina Biotechnology Center, a life science economic development organization. Mr. Bailey holds an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in Biology from Hobart College, Geneva, New York. We believe Mr. Bailey is qualified to serve on our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and his commercial experience and leadership in the life sciences and pharmaceutical industries.

Willie A. Deese has served as a member of our Board of Directors since June 2018. Mr. Deese retired from Merck & Co., Inc. on June 1, 2016 after serving as Executive Vice President since 2008 and President of the Merck Manufacturing Division since 2005. He was also a member of Merck’s Executive Committee. Mr. Deese originally joined Merck in 2004 as the company’s Senior Vice President of Global Procurement. Previously, Mr. Deese served as Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline and as Senior Vice President of Procurement at SmithKlineBeecham. Mr. Deese previously served as a member of the Board of Trustees of North Carolina A&T State University from 2007 to 2015, including as its chair from 2011 to 2013. Mr. Deese currently serves on the boards of directors of CDK Global Inc., a publicly traded automotive dealership information technology and digital marketing company; Public Service Enterprise Group, Inc., a publicly traded diversified energy company; and DENTSPLY SIRONA Inc., a publicly traded dental equipment maker and dental consumables producer. Mr. Deese holds an M.B.A. from Western New England College and a B.A. in Business Administration from North Carolina A&T State University. We believe Mr. Deese is qualified to serve as a member of our Board of Directors based on his experience and leadership roles in the life sciences and pharmaceutical industries.

Fredric N. Eshelman, Pharm.D., has served as a member of our Board of Directors since February 2015. Dr. Eshelman founded Eshelman Ventures, LLC in March 2014, which invests in a variety of companies, primarily in the healthcare sector, and has served as a principal since its founding. Dr. Eshelman served as Chief Executive Officer for Pharmaceutical Product Development, Inc., a contract research organization, from June 1990 to December 2011, as Senior Vice President, Development and a member of the board of directors of the former Glaxo Inc., a pharmaceutical company, from 1989 to 1990. He currently serves as chairman of the board of Eyenovia, Inc. a publicly traded biopharmaceutical company, where he has been a member of the board of directors since December 2014. In April 2020, Dr. Eshelman was appointed to the board of directors and became chairman of the board of Aravive, Inc. a publicly traded biotechnology company. Previously, Dr. Eshelman served as the chairman of the board of directors of The Medicines Company, a publicly traded biopharmaceutical company. He has served on the board of directors of Valeant Pharmaceuticals International, Inc. (now known as Bausch Health), a publicly traded Canadian pharmaceutical company, since March 2016. Dr. Eshelman previously served on the board of directors of Furiex Pharmaceuticals, a publicly traded biopharmaceutical company, from 2010 until July 2014, when it was sold to Forest Labs/Actavis, and of Pharmaceutical Product Development, Inc., a contract research organization that was publicly traded until 2011, from 1986 until 2011. He also serves on the boards of directors of a number of privately held biopharmaceutical companies. Dr. Eshelman also served on the executive committee of the Medical Foundation of North Carolina, the board of the North Carolina Biotechnology Center, and the Board of Trustees for the University of North Carolina System. In addition, Dr. Eshelman serves as an adjunct professor at the University of North Carolina at Chapel Hill School of Pharmacy, where he chairs the Board of Visitors. Dr. Eshelman received his B.S. in pharmacy from the University of North Carolina at Chapel Hill, and a Pharm.D. from the University of Cincinnati. Dr. Eshelman has also received an Honorary D.Sc. from the University of North Carolina at Chapel Hill. We believe Dr. Eshelman is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of corporate development matters.

Glenn P. Muir has served as a member of our Board of Directors since September 2015. From September 2000 until his retirement in May 2014, Mr. Muir served as Executive Vice President, Finance and Administration of Hologic, Inc., or Hologic, a publicly traded manufacturer and supplier of medical products, and was Hologic’s Chief Financial Officer from 1992 until his May 2014 retirement. Mr. Muir served as the Controller of Hologic from October 1988 to 1992, including during its initial public offering in 1990. Mr. Muir served as a director of Hologic from 2001 through August 2013. Mr. Muir also has served as a member of the board of directors of a publicly traded life science company, Repligen Corporation, since September 2015, and a publicly held medical technology company, Neuronetics, Inc., since August 2017. From July 2014 until December 2017, Mr. Muir was a member of the board of directors of ReWalk Robotics Ltd., and from August 2014 until February 2017,

Mr. Muir was a member of the board of directors of RainDance Technologies, Inc. Mr. Muir holds a B.B.A. with a major in accounting from the University of Massachusetts Amherst, an M.B.A. from the Harvard Graduate School of Business Administration and an M.Sc. in taxation from Bentley College Graduate School of Business. Mr. Muir is also a certified public accountant. We believe Mr. Muir is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of financial and corporate development matters.

Seth A. Rudnick, M.D., has served as a member of our Board of Directors since May 2014. He served as Chairperson of our Board of Directors from May 2014 to June 2019 and served as the Executive Chairperson of our Board of Directors from January 2014 to May 2014. Dr. Rudnick also serves as a member of the boards of directors of several life sciences companies, including Liquidia Technologies, Inc., a publicly traded biotechnology company. From 2012 until August 2018, he served as a member of the board of directors of Aralez Pharmaceuticals, Inc. (formerly Pozen Inc.), a publicly traded pharmaceutical company. From 2012 until October 2015, he served as a member of the board of directors of Square 1 Financial Inc., a financial services company that was publicly traded until October 2015, and previously served on the boards of directors of more than a dozen other privately held biotechnology companies. From 1999 to his retirement in December 2013, Dr. Rudnick was a general partner at Canaan Partners, a venture capital firm that invests in companies in the technology and healthcare sectors. From 1986 to 1991, he was head of research and development at Johnson & Johnson’s biotechnology company, Ortho Biotech, and from 1982 to 1986, Dr. Rudnick was head of pharmaceutical development at Biogen N.V. Dr. Rudnick received a B.A. from the University of Pennsylvania and an M.D. from the University of Virginia. We believe Dr. Rudnick is qualified to serve on our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of corporate development matters.

Cynthia L. Schwalm has served as a member of our Board of Directors since June 2018. Starting in 2018, Ms. Schwalm has been an independent consultant and the owner of EIR Advisory LLC, a life science strategic advisory and investment firm. From 2014 to October 2017, Ms. Schwalm served as President and Chief Executive Officer of Ipsen North America. Prior to joining Ipsen, Ms. Schwalm served in senior positions with various biotech and specialty pharmaceutical companies, including as President of Eisai Pharmaceuticals from 2008 to 2010, and at Amgen, Inc. as Vice President & General Manager of U.S. Oncology from 2005 to 2008 and Executive Director of the U.S. Oncology Business Unit from 2003 to 2005. Ms. Schwalm also serves as a director of Hikma Pharmaceuticals PLC, a multinational pharmaceutical company publicly traded on the London Stock Exchange and Nasdaq Dubai, the Kadmon Group, a publicly traded biopharmaceutical development company, and Caladrius Biosciences, a publicly traded cell therapy development company. Ms. Schwalm also previously held multiple commercial roles at Johnson & Johnson and Janssen Pharmaceutica, Inc. from 1985 to 2003. Ms. Schwalm has held positions on numerous corporate and non-profit boards, including the Women’s Leadership Advisory Board for the John F. Kennedy School of Government at Harvard University and the board of directors for the Sarah Cannon Oncology Research Institute. She currently serves as a Wharton Business School Leadership Advisor. Ms. Schwalm holds an Executive M.B.A. from Wharton School of Business and a B.S. in Nursing from the University of Delaware. We believe Ms. Schwalm is qualified to serve as a member of our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and her knowledge of strategic and operational leadership priorities and corporate development matters.

Sir Andrew Witty has served as a member of our Board of Directors since July 2017. Sir Andrew served as Chancellor of the University of Nottingham in England from 2013 to 2018, and has served as Chief Executive Officer at Optum, a global health services company and part of UnitedHealth Group, since 2018. In November 2019, he was named president of UnitedHealth Group. In April 2020, Sir Andrew was appointed to co-lead the World Health Organization’s efforts to develop a COVID-19 vaccine. While leading this initiative, he will be on leave of absence from UnitedHealth Group. Sir Andrew retired as Chief Executive Officer of GlaxoSmithKline in March 2017, a position he held since May 2008. Sir Andrew joined GlaxoSmithKline in 1985 and served in a variety of roles in the U.K. and overseas, including South Africa, the U.S. and Singapore. Sir Andrew has served in numerous advisory roles to governments around the world including South Africa; Guangzhou, China; and the U.K., where he was a member of the Prime Minister’s Business Advisory Group from 2010 until 2015. In

2012, Sir Andrew was awarded a knighthood for services to the U.K. pharmaceutical industry. He has a joint honors B.A. in economics from the University of Nottingham, England. We believe Sir Andrew is qualified to serve as a member of our Board of Directors based on his extensive experience in the pharmaceutical industry, including serving as a chief executive officer of a global pharmaceutical company.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with G1 Therapeutics, Inc., either directly or indirectly. Based upon this review, our Board of Directors has determined that each of our directors, other than Dr. Velleca, is an “independent” director as defined by the rules and regulations of the Nasdaq Global Select Market, or Nasdaq.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2019, or “fiscal 2019,” there were ten (10) meetings of our Board of Directors, and the various committees of the Board of Directors met a total of twenty (20) times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which he or she served during fiscal 2019. The Board of Directors has adopted a policy under which each member of the Board of Directors makes every effort, but is not required, to attend each annual meeting of our stockholders.

Audit Committee. The Audit Committee of the Board of Directors, or the Audit Committee, met eight (8) times during fiscal 2019. This committee currently has three members, Glenn P. Muir (Chair), Willie A. Deese, and Fredric N. Eshelman. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include selecting a firm to serve as the independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee ensures the independence of the independent registered public accounting firm, discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year-end operating results with management and that firm, establishes procedures for employees to anonymously submit concerns about questionable accounting or audit matters, considers the effectiveness of our internal controls and internal audit function, reviews material related-party transactions or those that require disclosure, and approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Muir is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Compensation Committee. The Compensation Committee of the Board of Directors, or the Compensation Committee, met eight (8) times during fiscal 2019. This committee currently has three members, Cynthia L. Schwalm (Chair), Glenn P. Muir and Seth A. Rudnick. The Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, reviewing and recommending to our Board of Directors the compensation of our directors, reviewing and recommending to our Board of Directors the terms of any compensatory agreements with our executive officers, administering our stock and equity incentive plans, reviewing and approving, or making recommendations to our Board of

Directors with respect to, incentive compensation and equity plans, and reviewing all overall compensation policies and practices. The Compensation Committee also administers our 2017 Employee, Director and Consultant Equity Plan. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer and conducts its decision making process with respect to that issue without the chief executive officer present. Our Board of Directors has determined that Ms. Schwalm, Mr. Muir and Dr. Rudnick are “independent” in accordance with Nasdaq rules and regulations.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

The Compensation Committee may, by resolution passed by a majority of its members, designate one or more subcommittees, each subcommittee to consist of at least two members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Compensation Committee. Each subcommittee will have such name as may be determined from time to time by resolution adopted by the Compensation Committee. Each subcommittee is required to keep regular minutes of its meetings and report the same to the Compensation Committee or the Board of Directors when required.

The Compensation Committee has the authority to retain or obtain the advice of such compensation consultants, legal counsel, experts and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee is directly responsible for the appointment, compensation and oversight of its consultants, legal counsel, experts and advisors and shall have sole authority to approve their fees and retention terms, for which we must provide funding.

Before selecting any such consultant, legal counsel, expert or advisor, the Compensation Committee shall consider the following independence factors:

•	The provision of other services to G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert or advisor.

•	The amount of fees received from G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert or advisor.

•	The policies and procedures of the entity that employs the consultant, legal counsel, expert or advisor that are designed to prevent conflicts of interest.

•	Any business or personal relationship of the consultant, legal counsel, expert or advisor with a member of the Compensation Committee.

•	Any stock of G1 Therapeutics, Inc. owned by the consultant, legal counsel, expert or advisor.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors, or the Nominating Committee, met four (4) times during fiscal 2019 and has three members, Seth A. Rudnick (Chair), Cynthia L. Schwalm and Sir Andrew Witty. Our Board of Directors has determined that Dr. Rudnick, Ms. Schwalm and Sir Andrew are “independent” as defined in the applicable Nasdaq rules and regulations. The Nominating Committee’s responsibilities include:

•	identifying and recommending candidates for membership on our Board of Directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating, and overseeing the process of evaluating, the performance of our Board of Directors and individual directors; and

•	assisting our Board of Directors on corporate governance matters.

Generally, the Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to the Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the long-term interests of our stockholders. The Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board of Directors and its committees.

A stockholder who wishes to propose a candidate for consideration as a nominee for election to the Board of Directors must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors appended to the Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in our securities;

•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Bylaws.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on the Company’s website at www.g1therapeutics.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

As a general policy, our Board of Directors believes that separation of the positions of chairperson and chief executive officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, our Board of Directors is currently chaired by Mr. Nicholson, an independent director, and Dr. Velleca serves as our President and Chief Executive Officer.

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Throughout the year, senior management reviews these risks with our Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Each of our Board committees also oversees the management of our Company’s risk that falls within such committee’s areas of responsibility. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The Nominating Committee monitors the effectiveness of our corporate governance guidelines and our code of conduct and ethics. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In performing such functions, each committee has full access to management, as well as the ability to engage advisors.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 919-907-1944. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to individual Board of Directors members using the “Contact” page of our website at www.g1therapeutics.com. Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.g1therapeutics.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the applicable Nasdaq rules and regulations.

2019 Executive Officers

The following sets forth certain information regarding our executive officers as of April 24, 2020:

Name	Age	Position(s) with the Company
Mark A. Velleca, M.D., Ph.D.	56	Chief Executive Officer, President and Director
Jennifer K. Moses (1)	45	Chief Financial Officer
Mark Avagliano	44	Chief Business Officer
Soma Gupta	47	Chief Commercial Officer
James Stillman Hanson	48	General Counsel
Rajesh K. Malik, M.D.	61	Chief Medical Officer and Senior Vice President Research and Development
Terry L. Murdock	60	Chief Operating Officer

(1)	Ms. Moses began serving as the Company’s Chief Financial Officer on May 3, 2019 and served as the Company’s Vice President of Finance and Accounting from March 2015 to May 2019.

Mark A. Velleca, M.D., Ph.D. For information regarding Dr. Velleca, see “Corporate Governance – The Board of Directors” above.

Jennifer K. Moses has served as our Chief Financial Officer since May 2019 and served as our Vice President of Finance and Accounting from March 2015 to May 2019. Prior to joining us, Ms. Moses was a partner at Rankin McKenzie, LLC, from October 2007 to February 2015, where she served as acting chief financial officer and controller for venture-backed companies. In addition to preparing clients for growth by developing long-term financial plans and implementing financial systems, reporting and analysis, she led multiple clients through private placement offerings and acquisitions. Before joining Rankin McKenzie, Ms. Moses held roles of increasing responsibility at Deloitte, including providing tax services to clients and later focusing on strategic planning and internal communications in the Office of the CEO of Deloitte Tax. Ms. Moses earned her B.S. in Accounting from The Pennsylvania State University and is a certified public accountant in the State of North Carolina.

Mark Avagliano has served as our Chief Business Officer since July 2019. Prior to joining us, he served as Vice President, Corporate Development at Pfizer Inc., from March 2004 to July 2019, where he was responsible for the evaluation, planning and execution of significant corporate level transactions and oversaw the Mergers and Acquisitions, Transactions & Valuations, and Out-licensing groups. At Pfizer, Mr. Avagliano successfully led the execution of numerous significant transactions, including acquisitions, divestitures, joint ventures, co-developments, co-promotions, product licenses, research collaborations, and public market separations. Prior to joining Pfizer in 2004, Mr. Avagliano held commercial and operational roles at Aventis Pharmaceuticals. Mr. Avagliano earned an M.S. in Finance and Accounting from The London School of Economics, an M.S. in Comparative Social Policy from Oxford University and his B.A. in Applied Mathematics and Political Science from Marist College.

Soma Gupta has served as our Chief Commercial Officer since March 2020. Prior to joining us, she served as Vice President, Global Marketing for Amyloidosis and Cardiac Rare Disease at Pfizer Inc., from January 2019 to March 2020, where she led the global commercial launch of Vyndaqel® (tafamidis meglumine). At Pfizer, Ms. Gupta led the global commercial team responsible for Pfizer’s oncology portfolio, including Ibrance® (palbociclib). Prior to joining Pfizer in 2004, Ms. Gupta held commercial roles at Novartis Pharmaceuticals Corporation. Ms. Gupta earned her M.B.A. from Rutgers University, a Pharm.D. from the University of Michigan and a B.S. in Biological Life Sciences from the University of Michigan.

James Stillman Hanson has served as our General Counsel since June 2018. Previously, Mr. Hanson served as Associate General Counsel and Vice President at IQVIA, a publicly traded healthcare services company from October 2016 to June 2018. Mr. Hanson served as Associate General Counsel at Quintiles Holdings Inc., or Quintiles, from November 2010 to October 2016, when Quintiles merged with IMS Health. Before joining Quintiles in 2010, Mr. Hanson practiced corporate law at Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, a Raleigh, North Carolina law firm. Mr. Hanson is admitted to the North Carolina state bar. He earned his J.D. from the University of North Carolina School of Law and a B.A. in Economics and History from Wake Forest University.

Rajesh K. Malik, M.D., has served as our Chief Medical Officer since July 2014 and Chief Medical Officer and Senior Vice President of Research and Development since January 2018. Prior to becoming our Chief Medical Officer, Dr. Malik served as a consultant for business, clinical and regulatory matters from May 2013 through July 2014, including as a consultant to our Company from July 2013 to June 2014. Prior to joining us, Dr. Malik served as Chief Medical Officer of Agennix AG, a German biotechnology company, from January 2007 to September 2013, and as a member of the management board of Agennix AG from November 2009 to September 2013. Dr. Malik also served as Chief Medical Officer of Adherex Technologies, Inc., a biopharmaceutical company, from September 2004 to January 2007. Dr. Malik also served as an attending physician at the University of Virginia Medical Center and on the faculty of the University of Virginia School of Medicine. Dr. Malik earned his M.B. and Ch.B. from the University of Sheffield Medical School.

Terry L. Murdock has served as our Chief Operating Officer since January 2019 and served as our Senior Vice President of Development Operations from August 2017 to December 2018. Prior to joining us, Mr. Murdock served as Vice President, Development Solutions of the Oncology Center for Excellence at IQVIA Holdings Inc. (formerly Quintiles IMS Holdings, Inc.), or IQVIA, from September 2014 to August 2015, and then as Vice President, Global Head of the Oncology Center for Excellence at IQVIA from August 2015 to July 2017. Prior to his tenure with IQVIA, Mr. Murdock served as President North America and a member of the board of directors of Ergomed Clinical Research, Inc., a wholly owned subsidiary of Ergomed plc, a publicly traded British pharmaceutical services company from 2012 to August 2014. Mr. Murdock also was Senior Vice President of ILEX Oncology Inc., or ILEX, and later Genzyme Corporation, a biotechnology company, following its acquisition of ILEX from 2001 to May 2012 and Vice President of Research at The US Oncology Network, a healthcare services company from 1995 to 2001. Mr. Murdock earned his M.S. and B.S. from the University of Texas at Arlington.

COMPENSATION DISCUSSION AND ANALYSIS

2019 Named Executive Officers

In this Compensation Discussion and Analysis, we describe the actions taken by the Compensation Committee with respect to compensation awarded or paid to our named executive officers for fiscal 2019 and the policies and principles underlying these decisions. For 2019, the following individuals were our named executive officers:

Name	Position(s) with the Company
Mark A. Velleca, M.D., Ph.D.	Chief Executive Officer, President and Director
Jennifer K. Moses (1)	Chief Financial Officer
Mark Avagliano (2)	Chief Business Officer
Rajesh K. Malik, M.D.	Chief Medical Officer and Senior Vice President Research and Development
John Demaree (3).	Former Chief Commercial Officer
Barclay (Buck) A. Phillips (4)	Former Chief Financial Officer and Senior Vice President, Corporate Development

(1)	Ms. Moses began serving as the Company’s Chief Financial Officer in May 2019 and served as the Company’s Vice President of Finance and Accounting from March 2015 to May 2019.
(2)	Mr. Avagliano began serving as the Company’s Chief Business Officer in July 2019
(3)	Mr. Demaree served as the Company’s Chief Commercial Officer until March 2020.
(4)	Mr. Phillips served as the Company’s Chief Financial Officer and Senior Vice President, Corporate Development until May 2019.

Executive Summary

In recognition of our status as a clinical-stage biopharmaceutical company, our annual performance measures are focused on actions over which we are able to exercise control, such as achieving particular development milestones, successfully performing under our annual budget, raising capital and other operational issues. At the end of 2018, we set ambitious 2019 corporate goals focused on the advancement of our pipeline. In 2019, we met or surpassed the majority of our 2019 corporate goals. We significantly progressed our clinical portfolio, which is reflected in the achievement of key milestones in the trilaciclib, rintodestrant (formerly G1T48) and lerociclib development programs. We also successfully managed our budget and grew our organizational capabilities. As described in more detail below, based on the Compensation Committee’s evaluation of our 2019 performance results in December 2019, the Compensation Committee recommended and our Board of Directors determined that we achieved our 2019 corporate performance goals at 95%. The resulting total 2019 compensation for our executive officers aligned with our pay-for-performance philosophy.

Non-Binding Advisory “Say-on-Pay” Vote

At our 2019 annual stockholder meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers for fiscal year 2018 with over 90% of the votes cast voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on the level of stockholder support and the Compensation Committee’s assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee did not implement substantial changes to our executive compensation program in 2019. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

In addition, at our 2019 annual meeting, the Company’s stockholders voted for an advisory vote on named executive officer compensation to be held annually, consistent with the recommendation of the Company’s Board of Directors. In response to the voting results and other factors, the Company’s Board of Directors determined, in accordance with the recommendation of the Compensation Committee, that the Company will hold an advisory vote on named executive officer compensation each year. We believe strongly that our executive pay program aligns with market best practices and reflects our pay-for-performance strategy, and we recognize that this vote presents another opportunity for us to further engage with our stockholders on important matters.

Compensation Philosophy

Our executive compensation philosophy is focused on aligning pay and performance. We designed our executive compensation program to motivate, attract and retain a highly skilled team of executives and to appropriately reward them for their contributions to our business, while also aligning their long-term interests with those of our stockholders. We targeted our base salaries to be competitive for similar positions, we offered bonus potential based on achievement of annual corporate goals and, in the case of officers other than our Chief Executive Officer, individual goals and we granted option awards to align our executives’ long term interests with our stockholders. The framework we employ for measuring and rewarding short-term performance consists of a combination of strategic, financial and operational performance goals, taking into consideration each individual executive’s contributions to the achievement of those goals. A significant portion of each executive’s compensation is variable and tied to the long-term performance of our common stock through grants of stock options. We consider stock options to be performance-based compensation because they only have intrinsic value if the market price of our common stock increases over time. To maintain pay at competitive levels, the Compensation Committee’s general philosophy is to target base salaries and total direct compensation (base salaries, target annual incentives and grant date value of long-term incentives) at levels that approximate the 50th percentile of the market, based on our peer company compensation data, with actual total compensation higher or lower based on performance, experience and expertise.

Compensation and Governance Practices

We believe in having strong governance practices that reinforce our executive compensation program, including the following:

What We Do	What We Don’t Do

✓Annual executive compensation review

✓Consult with an independent advisor on compensation levels and practices

✓Maintain an industry-specific peer group for benchmarking pay

✓Target pay based on multiple factors, including peer group norms

✓Multi-year vesting requirements

✓Set challenging short- and long-term incentive award goals

✓Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓Audit Committee approval required for related party transactions

×  No hedging or pledging of equity

×  No repricing of stock options without prior shareholder approval

×  No excise tax gross-ups

×  No immediate full vesting upon change-in-control (“single trigger”)

×  No supplemental executive retirement plans

×  No excessive perquisites

×  No guaranteed bonuses to our executive officers

Overview of Executive Compensation Process

To achieve our objectives, the Compensation Committee evaluates our executive compensation program annually and takes into consideration comparable pay at our peer companies and within the broader market, as well as the job scope, responsibilities, capabilities and individual performance and experience of each executive. We award equity compensation primarily in the form of stock options that vest over time, which we believe aligns the interests of our executives with the interests of our stockholders by allowing them to participate in our longer-term success as reflected in the appreciation of our stock price and helps to retain our executives.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, reviewing Company and individual performance and determining and approving final pay outcomes for our named executive officers on an annual basis. As part of this process it evaluates:

•	Each executive officer’s role and responsibilities, and performance in his or her role;

•	Key historical Company performance metrics and forward-looking projections; and

•	Compensation practices of the companies in our peer group and broader market data, where appropriate.

The Compensation Committee is also responsible for recommending grants of equity awards under our stock incentive plans to the Board of Directors for approval. Other responsibilities include, but are not limited to, reviewing and approving employment agreements; designing the annual cash bonus program; reviewing whether compensation programs encourage excessive risk-taking; and reviewing non-executive director compensation.

Role of our Chief Executive Officer

Our Chief Executive Officer regularly meets with the Compensation Committee to discuss compensation-related matters and to provide his evaluation of the performance of our executive officers other than himself.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities. The Compensation Committee has engaged Radford, part of the Rewards Solutions practice of Aon Plc, as its independent compensation consultant. Radford assists the Compensation Committee in the development of a list of our peer companies and collects, analyzes and compares compensation data of such peer companies to the levels and components of our executive compensation program. Each year, using the peer group data provided by Radford as one of multiple reference points, the Compensation Committee determines the overall compensation of our named executive officers with a philosophy of setting base salaries and total direct compensation at approximately the 50th percentile of our peer group. The Compensation Committee evaluates and considers compensation data from our peer companies for each element of compensation to ensure the competitiveness of the compensation packages we provide to our executive officers.

After consideration of the independence assessment factors provided under the listing rules of Nasdaq and the standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee reviewed Radford’s independence and concluded that it is an independent advisor to the Company and that the work it performed during fiscal 2019 did not raise any conflicts of interest.

Market Benchmarks and Competitive Analysis

Each year, the Compensation Committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our executive officers. These factors include our performance against our internal strategic, operational and financial corporate goals, the mix of short-term cash and long-term equity compensation we provide, and a thorough review of compensation paid at peer companies compared to the compensation we pay to our named executive officers.

Consideration of Compensation Risk

Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our named executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We use stock options to compensate our named executive officers in the form of initial grants in connection with the commencement of employment, and we generally grant stock options on an annual basis thereafter. Any stock options granted to our executive officers will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, will have time-based vesting and will expire ten years after the date of grant. The initial stock options granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter. The annual stock options granted to executive officers vest as to 1/48th of the shares underlying the option on the one-month anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter. Except in the case of death or disability, vesting and exercise rights for any options granted to executive officers cease shortly after termination of employment. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “Severance and Change in Control Benefits” below for further information.

Peer Group

In November 2018, the Compensation Committee decided, after a full evaluation and comprehensive review, to update the peer group for 2019 incentive compensation and base salary assessments. The Compensation Committee determined our peer companies for the 2019 fiscal year taking into consideration information provided by Radford.

In determining our 2019 peer group companies, the Compensation Committee, with the assistance and data provided by Radford, selected publicly-traded companies that generally had the following characteristics similar to our Company:

• Industry:	Biotechnology and Biopharmaceutical

• Number of Employees:	Between 30 and 400 employees

• Scientific Stage of Development:	Product candidates in Phase 2 and Phase 3

• Biotechnology and Biopharmaceutical Companies:	30-day average market capitalization of approximately $600 million to $5.8 billion

The Compensation Committee views the 2019 peer group to be companies with which we compete for executive talent, or which are broadly similar to us based on the characteristics listed above. The following table presents the 2019 peer group:

Acceleron Pharma Inc. *	CytomX Therapeutics, Inc. *	Iovance Biotherapeutics, Inc. *
Aerie Pharmaceuticals, Inc. *	Deciphera Pharmaceuticals, Inc. *	Loxo Oncology, Inc.
Agios, Inc. *	Dova Pharmaceuticals, Inc. *	Mirati Therapeutics, Inc.
Aimmune Therapeutics, Inc. *	Epizyme, Inc.	Reata Pharmaceuticals, Inc. *
AnaptysBio, Inc. *	Esperion Therapeutics, Inc.	TG Therapeutics, Inc.
Atara Biotherapeutics, Inc. *	Global Blood Therapeutics Inc. *	Xencor, Inc.
Blueprint Medicines Corporation *	ImmunoGen Inc. *
ChemoCentryx, Inc.	Immunomedics, Inc. *

*	addition to 2019 peer group

The 2019 peer group represents a group of biopharmaceutical companies more similar to us in key measures than the list we used in 2018, in light of our growth and the advancement of our development pipeline, focusing on companies with approximately 30 to 400 employees, a 30-day average market capitalization between $600 million to $5.8 billion, and a focus on oncology companies, with a roughly equal mix of companies with a lead product candidate in the late-stage of clinical development and early commercial companies. The following companies from our 2018 peer group no longer met the criteria for the 2019 peer group: Asterias Biotherapeutics, Inc., aTyr Pharma, Inc., Bellicum Pharmaceuticals, Inc., Cellular Biomedicine Group, Inc., Concert Pharmaceuticals, Inc., Endocyte., Inc, Genocea Biosciences, Inc., Ignyta, Inc., Immune Design Corp., Loxo Oncology, Inc., Paratek Pharmaceuticals, Inc., Stemline Therapeutics, Inc., Tokai Pharmaceuticals, Inc., Vitae Pharmaceuticals, Inc., and XBiotech, Inc.

Elements of Compensation

The Compensation Committee seeks to ensure that our compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is competitive, fair and reasonable. Key elements of our compensation program include the following:

Compensation Element	Purpose	Features
Base salary	To attract, retain and motivate superior executive talent.	Fixed component of pay to provide financial predictability and stability, based on capabilities, responsibilities, experience, past contributions and peer company data.

Annual Cash Bonus Program	To provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value.	Variable component of pay based on annual quantitative and qualitative achievement of corporate goals and, in the case of named executive officers other than our Chief Executive Officer, the achievement of individual performance goals.

Equity incentive compensation	To align the executives’ interests with those of stockholders through long-term incentives linked to specific performance.	Long-term compensation in the form of stock options, which seeks to align executive and stockholder interests.

In addition to these pay elements, our named executive officers are eligible to receive broad-based benefits that are available to our employees generally and to receive severance benefits on certain terminations of employment.

We reward our executives in a manner that reinforces our pay-for-performance philosophy and culture to cultivate our future success. Consistent with our pay-for-performance philosophy and our 2019 performance, total compensation (base salary, target annual performance-based cash incentives and equity incentive awards) our named executive officers received in 2019 reflected our compensation philosophy.

The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The 2019 annual base salaries for our named executive officers approved by the Compensation Committee were:

Name	2018 Base Salary ($)	2019 Base Salary ($)	% Change
Mark A. Velleca, M.D., Ph.D.	515,000	589,700	14.50%
Jennifer K. Moses (1)	—	350,000	N/A
Mark Avagliano	—	425,000	N/A
Rajesh K. Malik. M.D.	400,000	413,000	3.25%
John Demaree (2)	375,000	375,000	0.0%
Barclay (Buck) A. Phillips (3)	370,000	382,025	3.25%

(1)	Ms. Moses began serving as the Company’s Chief Financial Officer on May 8, 2019 and served as the Company’s Vice President of Finance and Accounting from March 2015 to May 2019.
(2)	Mr. Demaree served as our Chief Commercial Officer from July 2018 until March 10, 2020.
(3)	Mr. Phillips served as the Company’s Chief Financial Officer and Senior Vice President, Corporate Development until May 8, 2019.

Annually our Compensation Committee reviews and adjusts base salaries to take into account inflation, market movement, promotions, increased responsibility and performance. Base salaries are not automatically increased. In determining Dr. Velleca’s base salary increase in 2019, the Compensation Committee recognized that the Company significantly grew in size and complexity. For example, the Company had 44 full-time employees at the end of 2017, whereas the Company had 84 full-time employees at the end of 2018. The Compensation Committee targeted Dr. Velleca’s base salary at approximately the 50th percentile of our peer group and also considered his experience and leadership skills. In determining Dr. Malik’s base salary in 2019, the Compensation Committee targeted his base salary at approximately the 50th percentile of our peer group and considered his scientific expertise. Mr. Demaree’s salary was not adjusted for 2019.

Ms. Moses was appointed as Chief Financial Officer in May 2019. In addition, Mr. Avagliano was appointed as Chief Business Officer in July 2019. In determining Ms. Moses’ and Mr. Avagliano’s initial base salary in connection with their respective appointments, the Compensation Committee considered their work experience, their executive leadership experience and the base salaries paid to executive officers in similar positions at our peer companies based on data provided by Radford.

Annual Cash Bonus Program

We provide our executive officers, including the named executive officers, with the opportunity to earn cash bonuses to encourage the achievement of key strategic, operational and financial goals during the applicable year. Our annual cash bonus program is administered by the Compensation Committee. Annual cash bonuses paid to each of our named executive officers, other than our Chief Executive Officer, are pre-determined by the Compensation Committee, based primarily on the achievement of our corporate goals as determined by the Compensation Committee, the establishment of a total cash bonus pool, and subject to adjustment for individual performance as recommended by our Chief Executive Officer. However, the cash bonus paid to our Chief Executive Officer is determined solely based on our achievement of corporate goals as determined by the Compensation Committee in line with the total cash pool, without an individual performance component. The Compensation Committee may, consistent with our stated compensation philosophy and objectives, pay bonuses above or below the target amount determined based on the achievement of our corporate goals, or may decide to not award annual bonuses at all, notwithstanding the achievement of particular goals or individual contributions. Payment of the annual cash bonus to all of our named executive officers is conditioned on the executive remaining employed by us or providing services to us at the time the bonus is actually paid.

For fiscal 2019, the target annual bonus opportunities for our named executive officers are set forth in their employment agreements as follows:

Name	2019 Target Opportunity (as a % of base salary)
Mark A. Velleca, M.D., Ph.D.	50%
Jennifer K. Moses (1)	35%
Mark Avagliano (2)	35%
Rajesh K. Malik, M.D.	35%
John Demaree	35%
Barclay (Buck) A. Phillips (3)	35%

(1)	Ms. Moses served as Chief Financial Officer since May 2019 and was eligible for the full target bonus.
(2)	Mr. Avagliano served as Chief Business Officer since July 2019 and was eligible for the full target bonus.
(3)	Mr. Phillips served as Chief Financial Officer and Senior Vice President, Corporate Development until May 2019.

2019 Corporate Goals

The corporate goals are comprised of key strategic, operational and financial goals relating to clinical development, research, strategic planning, business development and the achievement of financial objectives. The 2019 corporate goals were recommended by the Compensation Committee and adopted by the Board of Directors. The Board of Directors communicated the 2019 corporate goals to the executive officers at the end of 2018 with the understanding that their performance would be measured against the achievement of the 2019 corporate goals. The annual bonuses for fiscal 2019 were based on our performance relative to the achievement of the following 2019 corporate goals:

Category	Corporate Goals
Trilaciclib	• Advance regulatory program and clinical development
Rintodestrant	• Advance clinical program
Lerociclib	• Advance clinical program
Discovery	• Advance discovery programs
Financial Objectives	• Manage to 2019 budget and explore business development opportunities
Organizational Development	• Continue to develop cross-functional capabilities

2019 Company Performance

The following represent the achievement of the Company’s 2019 corporate goals:

Trilaciclib

•	Earned Breakthrough Therapy Designation for small cell lung cancer from the U.S. Food and Drug Administration (FDA) in Third Quarter 2019

•	Initiated rolling New Drug Application with the FDA in Fourth Quarter 2019

Rintodestrant Development

•	Presented Phase 1 data at European Society for Medical Oncology (ESMO) 2019 Congress

•	Dose expansion cohorts (Phase 2) fully enrolled

•	Received approval from FDA to enable enrollment of a rintodestrant plus palbociclib arm in current Phase 2 study

Lerociclib Development

•	Data presented at San Antonio Breast Cancer Symposium

•	Dose expansion cohorts (Phase 2) fully enrolled

Discovery Programs

•	Presented preclinical data on additional CDK programs at American Association of Cancer Research Annual Meeting

Financial Objectives

•	Met all 2019 budget objectives

Organizational Development

•

Successfully grew our employee base to more than 100 full-time employees as of December 31, 2019, including the hiring of a Chief Business Officer, Vice President of Human Resources and other key positions in project management, regulatory affairs, medical affairs, commercial, chemistry and information technology

•	Moved into new corporate office space in September 2019

2019 Bonus Payouts

In December 2019, the Compensation Committee met and evaluated our performance against the 2019 pre-established corporate goals and determined that the Company in most cases met all of the 2019 pre-established corporate goals. As a result, the Compensation Committee authorized the funding of bonuses, based on the above factors, including the advancement of our three clinical programs, the successful achievement of our financial goals, the development of our organizational capabilities and the overall performance of the Company in view of changing market conditions. After considering such factors, the Compensation Committee recommended and our Board of Directors determined that we achieved our 2019 corporate performance goals at 95% for purposes of our annual cash bonus program.

Our Chief Executive Officer’s performance for 2019 was based solely on the achievement of 2019 corporate goals. As a result, the Compensation Committee approved an annual bonus for Dr. Velleca at 95% of his target bonus, or 47.5% of his annual base salary.

For our executives other than Dr. Velleca, the Compensation Committee approved a total bonus pool of 95% of the combined bonus targets for all executives, including our named executive officers. Dr. Velleca evaluated the individual performance of each of our executives and recommended to the Compensation Committee specific bonuses to be awarded to each executive, including each named executive officer other than himself, within the total bonus pool based on a combination of individual performance and the collective performance against our pre-established corporate goals.

Individual performance for our named executive officers was based on a combination of departmental achievements, leadership achievements and execution of pre-established individual goals. Significant individual achievements of our named executive officers, other than Dr. Velleca, in 2019 are as follows:

Name	Significant Individual Achievements
Jennifer K. Moses	• Maintained budgetary discipline to meet all financial objectives for 2019 • Led internal structural improvements (e.g. SAP implementation) to continue to be Sarbanes-Oxley compliant

Mark Avagliano	• Led development of a Corporate Strategic Plan incorporating long-range forecasts for each of our product candidates • Led business development outreach and engagement with prospective partners

Rajesh K. Malik, M.D.

•  Led the clinical and regulatory strategy for trilaciclib to earn Breakthrough Therapy Designation and ability to initiate a rolling New Drug Application in the Fourth Quarter 2019

•  Led the advancement of rintodestrant and lerociclib programs

John Demaree	• Continued to prepare for trilaciclib launch in the United States in 2021

Based on the 2019 performance against corporate goals and the individual accomplishments by each of the named executive officers in 2019, the Compensation Committee approved and recommended to our Board of Directors and our Board of Directors determined the following annual cash bonuses for 2019:

Name	Target Bonus (% of Base Salary)	Percent of Target Awarded	Bonus Awarded (% of Base Salary)	Bonus Awarded ($)
Mark A. Velleca, M.D., Ph.D.	50%	95%	47.50%	280,108
Jennifer K. Moses	35%	96%	33.6%	117,600
Mark Avagliano	35%	96%	33.6%	142,800
Rajesh K. Malik, M.D.	35%	96%	33.6%	138,768
John Demaree	35%	46%	16%	60,000

Long-Term Incentives – Stock Options

We grant long-term incentives generally in the form of annual stock option grants under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, or the Equity Incentive Plan. In addition, we typically grant stock options to new employees upon hire, including our executive officers.

We award stock options to deliver long-term incentive compensation because they directly align executive compensation with the creation of stockholder value, and the ultimate value received from stock options depends on stock price appreciation after the grant date. Stock options also encourage retention through time-based vesting. Stock option awards to new employees generally vest as to 25% of the shares subject to the option on the first anniversary of the grant date and in equal monthly installments over the following three years and are generally subject to continued employment. The exercise price of all stock options is equal to the fair market value of our common stock on the grant date, measured as the closing price of our common stock on such date as reported by Nasdaq.

In establishing annual long-term incentive award levels for our named executive officers other than our Chief Executive Officer, and in formulating a recommendation to the Board of Directors on the long-term incentive award to be granted to our Chief Executive Officer, the Compensation Committee evaluates long-term incentives awarded to executives holding comparable positions at our peer companies. The Compensation Committee and Board of Directors also evaluate overall Company performance over the fiscal year prior to which the awards are granted, including the advancement of our three clinical programs, the successful achievement of our financial goals, and the development of our organizational capabilities.

At the January 28, 2020 Compensation Committee meeting, after a review of and in connection with their contributions to the Company based on their 2019 performance, the following named executive officers received annual long-term incentive awards on February 6, 2020 at an exercise price of $21.98:

Name	Stock Options Awarded (#)
Mark A. Velleca, M.D., Ph.D.	220,000
Jennifer K. Moses	80,000
Mark Avagliano	60,000
Rajesh K. Malik, M.D.	60,000
John Demaree	30,000

Additionally, during 2019, the Compensation Committee granted awards in connection with the initial onboarding of named executive officers or based on their increasing responsibilities with the Company. On May 8, 2019, Ms. Moses received an additional award of 50,000 shares to recognize her appointment as Chief Financial Officer. Mr. Avagliano received an equity award of 300,000 shares as part of his on-hire package when he joined us at the end of July 2019. The Compensation Committee determined the size of the awards based on his strong industry background, his recent position with a large pharmaceutical company, his executive leadership experience, along with the on-hire awards granted to executive officers in similar positions at our peer companies, determined considering data provided by Radford. The Compensation Committee approved the grant on June 26, 2019 and the options were granted on July 29, 2019, his employment start date.

Additional detail regarding each of the foregoing awards can be found in the “Grants of Plan-Based Awards” table and “Outstanding Awards at Fiscal Year-End” table elsewhere in this proxy statement.

Other Compensation Policies and Practices

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for initial base salaries, eligibility to receive annual bonuses, and payments and benefits in connection with certain terminations of employment, including in connection with a Change in Control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary to attract and retain high-quality executive officers. These agreements are discussed in more detail below under “Compensation of Named Executive Officers” in subsections “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change in Control.”

Benefits

Our executive officers receive broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, flexible spending accounts and matching contributions under our 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

Perquisites

The Compensation Committee believes that perquisites should not constitute a significant part of our executive compensation program, but does provide certain perquisites, such as relocation benefits, to our employees, including executive officers, on an individual basis as deemed appropriate and reasonable by the Compensation Committee. In 2019, the Compensation Committee determined that the cost of providing such perquisites is reasonable and represents a small percentage of the executives’ overall compensation packages.

Anti-Hedging and Pledging Policy

We do not allow any of our executive officers or our directors, to enter into any hedging-type transactions with respect to our stock or to pledge our stock.

Tax Deductibility and Accounting Considerations

The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its executive officers in accordance with the Company’s compensation philosophy.

Under Section 162(m) of the Internal Revenue Code, the Company will generally not be entitled to a tax deduction for individual compensation paid to certain executive officers in any taxable year in excess of $1 million, subject to certain grandfathering rules for compensation in effect on November 2, 2017 and not materially modified after such date. As in effect prior to its amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. While considering the impact of Section 162(m) and awarding certain elements of compensation that, at the time, were intended to qualify as performance-based compensation, the Compensation Committee did not adopt a policy requiring all compensation to be fully deductible under Section 162(m). As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. In light of this amendment, the Compensation Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for the Company’s executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation, if it believes that taking any such action is in the best interests of the Company and its stockholders.

If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Assessment

In designing executive compensation, the Compensation Committee seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk-taking. The Compensation Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe that our compensation programs generally, including the executive compensation program, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the Compensation Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks. In addition, the Company’s prohibition against hedging and pledging in Company stock protects against short-term decision making.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

The Compensation Committee

Cynthia L. Schwalm, Chair

Glenn P. Muir

Seth A. Rudnick, M.D.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2019, 2018, and 2017, if the named executive officer was an executive officer in that fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All Other Compensation ($)(4)	Total($)
Mark A. Velleca, M.D., Ph.D.	2019	589,700	—	3,105,237	280,108	8,400	3,983,445
Chief Executive Officer and President	2018	515,000	—	1,044,529	321,875	33,250	1,914,654
	2017	467,617	—	—	262,500	8,100	738,217

Jennifer K. Moses (5)	2019	315,598	—	972,601	117,600	8,400	1,414,199
Chief Financial Officer

Mark Avagliano (6)	2019	181,913	—	5,100,560	142,800	53,117	5,478,390
Chief Business Officer

Rajesh K. Malik, M.D.	2019	413,000	—	828,195	138,768	8,400	1,388,363
Chief Medical Officer and Senior	2018	400,000	—	696,968	169,400	8,250	1,274,618
Vice President Research and Development	2017	363,686	—	—	132,563	8,100	504,349

John Demaree (7)	2019	375,000	—	832,040	60,000	65,147	1,332,188
Chief Commercial Officer	2018	185,938	131,250	7,107,060	—	42,161	7,466,409

Barclay (Buck) A. Phillips (8)	2019	136,024	—	828,484	—	247,453	1,211,962
Former Chief Financial Officer and	2018	370,000	120,000	—	156,695	68,185	714,880
Senior Vice President, Corporate Development	2017	50,455	—	3,296,127	—	—	3,346,582

(1)

The amounts in this column represent one-time cash bonuses paid pursuant to the terms of our executives’ employment agreements. These bonuses were not based on the performance metrics of the annual cash bonus program.

(2)

These amounts represent the aggregate grant date fair value for option awards granted during our fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	The amounts in this column reflect payments under our annual cash bonus program in accordance with the terms of our executives’ employment agreements based upon satisfaction of performance goals.
(4)	The amounts in this column represent matching contributions to the 401(k) plan, relocation benefits, and severance payout. See below for additional information regarding the amounts in this column.
(5)

Ms. Moses began serving as the Company’s Chief Financial Officer on May 8, 2019. The salary amount reported reflects the pro rata portion of Ms. Moses’ salary as a Vice President from January 1 through May 7, 2019 and her annual salary of $350,000 from May 8 through December 31, 2019.

(6)

Mr. Avagliano’s employment commenced with us in July 2019. The 2019 salary amount reported reflects the pro rata portion of Mr. Avagliano’s annual salary of $425,000 from commencement of his employment through December 31, 2019.

(7)

Mr. Demaree’s employment commenced with us in July 2018 and terminated on March 10, 2020. The 2018 salary amount reported reflects the pro rata portion of Mr. Demaree’s annual salary of $375,000 from commencement of his employment through December 31, 2018. The bonus amount for 2018 is $131,250 for a performance-based bonus paid on January 31, 2019 pursuant to Mr. Demaree’s employment agreement based on the delivery of an approved go-to-market commercialization strategy and plan for trilaciclib.

(8)

Mr. Phillips’ employment commenced with us in November 2017 and terminated in May 2019. The 2019 salary amount reported reflects the pro rata portion of Mr. Phillips’ annual salary of $370,000 from January 1, 2019 through termination of his employment on May 8, 2019. The 2017 salary amount reported reflects the pro rata portion of Mr. Phillips’ annual salary of $370,000 from commencement of his employment through December 31, 2017. Mr. Phillips was not eligible for a bonus in 2017 due to his start date occurring in the fourth quarter of 2017. The bonus amount for 2018 is $120,000 for a performance-based bonus paid on January 31, 2018 pursuant to Mr. Phillips’ employment agreement based on the delivery of a gap analysis of financial practices and procedures of the Company.

2019 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for fiscal 2019.

Name	Matching Contributions to 401(k) ($)(1)	Relocation Benefits ($)	Severance Benefits ($)(2)	Total ($)
Mark A. Velleca, M.D., Ph.D.	8,400	—	—	8,400
Jennifer K. Moses	8,400	—	—	8,400
Mark Avagliano	3,117	50,000	—	53,117
Rajesh K. Malik, M.D.	8,400	—	—	8,400
John Demaree	8,400	56,747	—	65,147
Barclay (Buck) A. Phillips	4,688	—	242,766	247,453

(1)

These amounts represent matching contributions made to each executive under our 401(k) plan. Our matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation.

(2)

Severance amount paid in 2019 after Mr. Phillips’ termination on May 8, 2019, in accordance with his employment agreement, including a consulting fee of $4,000, which was paid to Mr. Phillips pursuant to the Separation and Transition Agreement dated May 8, 2019 and filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Grants of Plan-Based Awards

The following table reflects the long-term incentive awards granted in 2019 in the form of stock options to each of our named executive officers:

Name	Grant Date	Date of Compensation Committee Approval		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mark A. Velleca, M.D., Ph.D.	2-Jan-2019	12-Dec-2018		294,850	225,000	19.56	3,105,237
Jennifer K. Moses	2-Jan-2019	—	(4)	122,500	20,000	19.56	276,146
	8-May-2019	3-May-2019	(5)	—	50,000	20.91	696,454
Mark Avagliano	29-Jul-2019	26-June 2019		148,750	300,000	25.72	5,100,560
Rajesh K. Malik, M.D.	2-Jan-2019	12-Dec-2018		144,550	60,000	19.56	828,195
John Demaree	2-Jan-2019	12-Dec-2018		131,250	60,000	19.56	832,040
Barclay (Buck) A. Phillips	2-Jan-2019	12-Dec-2018		133,709	60,000	19.56	828,484

(1)

Represents the target amount of each executive’s cash bonus payments calculated in accordance with the employment agreement of the respective named executive officer as described in “Compensation Discussion and Analysis—Annual Cash Bonus Program.” Actual payments made for 2019 are provided in the “Summary Compensation Table.” As there are no threshold or maximum amounts with respect to these performance-based cash payments, the columns “Threshold ($)” and “Maximum ($)” are inapplicable and therefore have been omitted from this table.

(2)	The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the grant date.
(3)

These amounts represent the aggregate grant date fair value for option awards granted during fiscal 2019, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(4)	Specific Compensation Committee approval was not required for this grant as Ms. Moses was not an executive officer at the time of this grant.
(5)	Ms. Moses received an additional stock option award in May 2019 when she transitioned to the role of Chief Financial Officer.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. These executive employment agreements provide for “at will” employment and obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Payments and benefits that may be payable in connection with terminations of employment in certain circumstances are described in more detail under “Potential Payments upon Termination or Change in Control.”

Mark A. Velleca, M.D., Ph.D. We entered into an executive employment agreement with Dr. Velleca with respect to his service as Chief Executive Officer on May 19, 2014, which was subsequently amended on February 1, 2015 and on May 10, 2016. Under the terms of the agreement, as amended, Dr. Velleca was entitled to an annual base salary of $500,000 as of the most recent amendment and his 2019 base salary was $589,700. Dr. Velleca is eligible to receive an annual bonus of up to 50% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors.

Jennifer K. Moses. We entered into an employment agreement with Ms. Moses with respect to her service as Vice President of Finance on May 10, 2016, which was subsequently amended and restated on May 8, 2019 in connection with her appointment as Chief Financial Officer of the Company. Under the terms of the agreement, as amended, Ms. Moses is entitled to an initial annual base salary of $350,000 and her 2019 base salary was $350,000. Ms. Moses is eligible to receive an annual bonus of up to 35% of her then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors.

Mark Avagliano. We entered into an executive employment agreement with Mr. Avagliano with respect to his service as Chief Business Officer on July 29, 2019. Under the terms of the agreement, Mr. Avagliano is entitled to an initial annual base salary of $425,000 and his 2019 salary was $425,000. Mr. Avagliano is eligible to receive an annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors. The agreement also provides for reimbursement of certain of Mr. Avagliano’s relocation expenses in an amount of up to $100,000.

Rajesh K. Malik, M.D. We entered into an executive employment agreement with Dr. Malik with respect to his service as Chief Medical Officer on July 1, 2014, which was subsequently amended on May 5, 2017 and June 12, 2019. Under the terms of the agreement, as amended, Dr. Malik is entitled to an annual base salary of $375,000 and his 2019 salary was $413,000. Dr. Malik is eligible to receive an annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors.

John Demaree. Mr. Demaree’s employment with the Company terminated on March 10, 2020 pursuant to a Mutual Separation Agreement. We entered into an executive employment agreement with Mr. Demaree with respect to his service as Chief Commercial Officer on July 3, 2018. Under the terms of the agreement, Mr. Demaree was entitled to an initial annual base salary of $375,000 and his 2019 base salary was $375,000. Mr. Demaree was eligible to receive an annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors. The agreement also provided for reimbursement of certain of Mr. Demaree’s relocation expenses in an amount of up to $100,000.

Barclay (Buck) A. Phillips. Mr. Phillips’ employment with the Company terminated on May 8, 2019 pursuant to a Separation and Transition Agreement. We entered into an executive employment agreement with Mr. Phillips with respect to his service as Chief Financial Officer and Senior Vice President, Corporate Development on November 13, 2017. Under the terms of the employment agreement, Mr. Phillips was entitled to an initial annual base salary of $370,000 and his 2019 base salary was $382,025. The agreement also provided for reimbursement of certain of Mr. Phillips’ relocation expenses in an amount of up to $100,000. In 2019, Mr. Phillips received $136,024 in pro-rated salary, $4,688 in matching contributions to our 401(k) plan, $238,766 in severance and $4,000 in consulting fees pursuant to the Separation and Transition Agreement.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table shows grants of stock options outstanding on the last day of fiscal 2019 held by each of the executive officers named in the Summary Compensation Table.

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable		Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date
Mark A. Velleca, M.D., Ph.D.	380,286	(2)	—		0.39	05/09/2024
	245,000	(3)	—		0.30	02/27/2025
	119,433	(4)	—		3.72	12/21/2025
	253,794	(5)	29,539	(5)	4.17	05/10/2026
	35,932	(6)	39,068	(6)	20.49	01/02/2028
	—		225,000	(7)	19.56	01/02/2029

Jennifer K. Moses	1,666	(8)	—		0.39	07/11/2024
	33,333	(3)	—		0.30	02/27/2025
	6,333	(4)	—		3.72	12/21/2025
	53,750	(5)	6,250	(5)	4.17	5/10/2026
	11,970	(6)	13,030	(6)	20.49	01/02/2028
	—		20,000	(7)	19.56	01/02/2029
	—		50,000	(9)	20.91	05/08/2029

Mark Avagliano	—		300,000	(10)	25.72	07/29/2029

Rajesh K. Malik, M.D.	90,444	(8)	—		0.39	07/11/2024
	75,000	(3)	—		0.30	02/27/2025
	57,333	(4)	—		3.72	12/21/2025
	55,099	(5)	10,420	(5)	4.17	05/10/2026
	23,951	(6)	26,049	(6)	20.49	01/02/2028
	—		60,000	(7)	19.56	01/02/2029

John Demaree	79,685		145,315	(11)	45.50	07/03/2028
	—		60,000	(7)	19.56	01/02/2029

Barclay (Buck) A. Phillips (12)	—		—		—	—

(1)	Outstanding equity awards granted pursuant to our 2011 Equity Incentive Plan, as amended, or our 2017 Employee, Director and Consultant Equity Plan, as amended.
(2)

Represents an option to purchase shares of our common stock granted on May 9, 2014. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on May 19, 2015, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(3)

Represents an option to purchase shares of our common stock granted on February 27, 2015. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on February 28, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(4)

Represents an option to purchase shares of our common stock granted on December 21, 2015. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on December 21, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(5)

Represents an option to purchase shares of our common stock granted on May 10, 2016. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on May 10, 2017, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(6)

Represents an option to purchase shares of our common stock granted on January 2, 2018. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 2, 2019, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(7)

Represents an option to purchase shares of our common stock granted on January 2, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 2, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(8)

Represents an option to purchase shares of our common stock granted on July 11, 2014. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on July 11, 2015, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(9)

Represents an option to purchase shares of our common stock granted on May 8, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on May 8, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(10)

Represents an option to purchase shares of our common stock granted on July 29, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on July 29, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(11)

Represents an option to purchase shares of our common stock granted on July 3, 2018. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on July 3, 2019, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(12)	Mr. Phillips did not have any grants of stock options outstanding as of December 31, 2019 as his options had either been exercised or forfeited pursuant to his separation.

2019 Option Exercises

The following table sets forth information regarding stock options exercised by our named executive officers during fiscal 2019.

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)
Mark A. Velleca, M.D., Ph.D.	9,000	175,680
Jennifer K. Moses	4,000	75,540
Mark Avagliano	—	—
Rajesh K. Malik, M.D.	7,000	136,780
John Demaree	—	—
Barclay (Buck) A. Phillips (2)	88,748	1,060,086

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.
(2)	Mr. Phillips exercised his options after he separated from the Company.

Potential Payments upon Termination or Change in Control

Pursuant to their employment agreements with us, each named executive officer is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary in order to attract and retain high-quality executive officers.

The amount of compensation and benefits payable to each of our named executive officers in various termination of employment and change in control situations, assuming that the triggering event occurred on December 31, 2019, the last business day of fiscal year 2019, has been estimated in the table below. The closing price of our common stock on the Nasdaq Global Select Market on December 31, 2019 was $26.43 per share. The value of acceleration of the unvested stock options was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2019, by the difference between the closing price of our common stock on December 31, 2019 and the exercise price for such unvested option shares.

	Termination by Company without Cause or by Executive for Good Reason		Benefits Upon a Change in Control		Termination by Company without Cause or by Executive for Good Reason within 90 Days Following a Change in Control
Name	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)
Mark A. Velleca, M.D., Ph.D	589,700	—	—	1,217,676	589,700	2,435,352
Jennifer K. Moses	350,000	—	—	314,962	350,000	629,923
Mark Avagliano	425,000	—	—	106,500	425,000	213,000
Rajesh K. Malik, M.D.	413,000	—	—	399,440	413,000	798,880
John Demaree	375,000	—	—	206,100	375,000	412,200
Barclay (Buck) A. Phillips (1)	247,453	—	—	—	—	—

(1)

Represents the cash severance payments and benefits made in 2019 to Mr. Phillips in connection with the termination of his employment under his Separation and Transition Agreement dated May 8, 2019. Mr. Phillips also received $4,000 in consulting fees for services performed following his employment termination, as described in the section entitled “Narrative disclosure to summary compensation table and 2019 grants of plan-based awards table.”

Change in Control. The employment agreements with our named executive officers provide for the vesting of 50% of any unvested stock options immediately prior to, and subject to, the consummation of a Change in Control (as defined below). Any remaining unvested stock options are subject to double-trigger vesting acceleration, as such unvested stock options will immediately vest if the named executive officer’s employment is terminated by the Company without Cause (as defined below) or if the named executive officer resigns with Good Reason (as defined below) within 90 days following a Change in Control.

Termination of Employment by Company without Cause or by Employee for Good Reason. If a named executive officer’s employment is terminated by us other than for Cause or the executive terminates his employment for Good Reason, we will continue to pay the executive his base salary for a period of 12 months in accordance with our payroll practices beginning on the 60th day following the termination of the named executive officer’s employment.

Termination of Employment Due to Death or Disability. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment due to death or disability.

Termination of Employment by Company with Cause or by Employee without Good Reason. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment by us with Cause or by a named executive officer without Good Reason.

Severance Subject to Release of Claims. Our obligation to provide our named executive officers with any severance payments or other benefits under the employment agreements is conditioned on the executive signing an effective release of claims in our favor.

Section 409A. All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

Definitions. Certain terms used in this section of the proxy statement are defined below.

Change in Control is defined under the employment agreements with our named executive officers generally as (i) a merger or consolidation of our Company with or into another entity such that our stockholders prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, (iii) the sale or other disposition of greater than 50% of our then-outstanding voting stock by the holders thereof to one or more persons or entities who are not then our stockholders.

Cause is defined in each agreement as the employee’s (i) fraud, embezzlement or misappropriation with respect to our Company, (ii) material breach of fiduciary duties to our Company, (iii) willful or negligent misconduct (in the case of Dr. Velleca, that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of our Company), (iv) material breach of the employment agreement, (v) willful failure or refusal to perform material duties under the agreement or failure to follow specific lawful instructions (of our Board of Directors, in the case of Dr. Velleca, or of our Company, in the case of Ms. Moses, Mr. Avagliano, Dr. Malik and Mr. Demaree), (vi) conviction or plea of nolo contendere in respect of a felony or misdemeanor involving moral turpitude, (vii) alcohol or substance abuse that has a material adverse effect on the ability to perform duties under the agreement or (viii) engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability).

Good Reason is defined in each agreement as (i) a material reduction of base salary not generally applicable to our other executive-level employees, (ii) a material diminution of authority, duties or responsibilities or (iii) the Company’s material breach of the agreement. In the case of Ms. Moses, Mr. Avagliano, Dr. Malik and Mr. Demaree, Good Reason also includes a relocation of the employee’s primary workplace to a location that is more than 50 miles from the location of the employee’s primary workplace as of the date of the agreement.

Pay Ratio Disclosure

As required in Item 402(u) of Regulation S-K, we are required to disclose the ratio of the CEO’s annual total compensation to that of the median-paid employee. Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if, during a registrant’s last completed fiscal year, there has been no change in its employee population compensation arrangements that it reasonably believes would result in a significant impact to the pay ratio disclosure. The annual total compensation (determined using the requirements for the Summary Compensation Table) consists of salary, bonus and all other compensation.

During fiscal 2019, our principal executive officer was our President and Chief Executive Officer, Mark A. Velleca, M.D., Ph.D. For 2019, the annual total compensation for Dr. Velleca, as reported in the Summary Compensation Table, was $3,983,445, and the annual total compensation for our median employee was $213,060, resulting in an estimated pay ratio of approximately 19:1. The median employee earned the following: cash compensation (including overtime pay) of $166,631; equity of $41,631; plus all other compensation of $4,798.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of December 31, 2019 by aggregating for each employee employed on this date (i) base salary or wages actually paid for 2019, (ii) cash incentive compensation for 2019, and (iii) the accounting value of any equity awards granted during 2019. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at our Company. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2019, excluding Dr. Velleca. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Dr. Velleca’s compensation for purposes of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,744,036	(1)	$16.88	938,738	(1)

(1)	This plan category consists of our 2017 Employee, Director and Consultant Equity Plan and our 2011 Equity Incentive Plan.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

We have adopted a policy with respect to the compensation payable to our non-employee directors. Under this policy, each non-employee director is eligible to receive compensation for his or her service consisting of a $40,000 annual cash retainer and equity awards. In addition to the annual cash retainer, under the program, non-employee directors receive additional payments for service as the Board Chairperson, Committee Chair, or a committee member of the Board of Directors in the following amounts:

Position	Retainer ($)
Board Chairperson	30,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Governance Committee Member	5,000

Equity awards for non-employee directors consist of (i) an initial equity award consisting of options to purchase shares equal to 40,000 shares of our outstanding common stock upon first appointment to our Board of Directors, which vest monthly over a period of three years, subject to the non-employee director’s continued service on the Board of Directors, (ii) annual equity awards consisting of options to purchase 20,000 shares of our outstanding common stock vesting 12 months after the grant date, subject to the non-employee director’s continued service on the Board of Directors, and (iii) for the Board Chairperson, a one-time equity award consisting of options to purchase shares equal to 100,000 shares of our outstanding common stock upon taking office as Board Chairperson, which vest monthly over a period of three years, subject to the non-employee director’s continued service on the Board of Directors. The annual equity awards are typically granted in June.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and Bylaws.

2019 Director Compensation

The following table shows the total compensation paid or accrued during fiscal 2019 to each of our non-employee directors. Directors who are our employees are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation(3)	Total ($)
Willie A. Deese	57,658	235,265	—	292,923
Fredric N. Eshelman, Pharm.D.	61,408	235,265	—	296,673
Glenn P. Muir	82,349	235,265	—	317,613
Garry A. Nicholson	79,746	1,432,790	—	1,512,536
Seth A. Rudnick, M.D.	84,258	235,265	6,000	325,523
Cynthia L. Schwalm	72,109	235,265	—	307,373
Sir Andrew Witty	55,804	235,265	—	291,068

(1)

Mr. Deese, Dr. Eshelman, Mr. Muir, Mr. Nicholson, Dr. Rudnick, Ms. Schwalm and Sir Andrew each received options to purchase 20,000 shares of our common stock for their service in 2019 as members of the Board of Directors. In addition, Mr. Nicholson received options to purchase 100,000 shares of our common stock for his appointment as Board Chairperson. See table below for the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2019 held by our non-employee directors.

(2)

These amounts represent the aggregate grant date fair value for option awards granted during fiscal 2019, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	Amount reflects fees paid for service as a member of our scientific and clinical advisory boards during 2019. See “Director Compensation – Agreements with Non-Employee Directors.”

The following table sets forth the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2019 that were held by our non-employee directors who were then serving on the Board of Directors:

	Number of Stock Options Held at Fiscal Year-End
Name	Exercisable (#)	Unexercisable (#)
Willie A. Deese	10,545	29,455
Fredric N. Eshelman, Pharm.D.	26,650	23,350
Glenn P. Muir	76,650	23,350
Garry A. Nicholson	28,319	111,681
Seth A. Rudnick, M.D	140,175	23,350
Cynthia L. Schwalm	10,545	29,455
Sir Andrew Witty	26,650	23,350

Agreements with Non-Employee Directors

Seth A. Rudnick, M.D.

On June 27, 2018, we entered into a new advisory board member agreement with Dr. Rudnick with respect to his service as a member of our scientific and clinical advisory boards for a term of two years terminating on June 30, 2020. The agreement may be terminated by Dr. Rudnick or by us at any time on at least 30 days’ written notice. Under the terms of the agreement, Dr. Rudnick is entitled to receive cash compensation in the amount of $6,000 annually and $3,000 for each advisory board meeting attended in person and $1,500 for each advisory board meeting attended telephonically.

During the term of the agreement, Dr. Rudnick is obligated to refrain from disclosing or using any of our proprietary information received in connection with his service and to assign to us any inventions conceived or developed in connection with his service. In addition, during the term of the agreement, Dr. Rudnick is required to provide us with prior written notice of any consulting projects or employment he undertakes with companies whose business would directly compete with our business, after receipt of which we may terminate the agreement effective immediately.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of Nasdaq rules and regulations, has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s charter adopted by the Board of Directors, a copy of which is available on our website at www.g1therapeutics.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2019, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed in accordance with Auditing Standard No. 16—Communications with Audit Committees; and

•

Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP communications with the Audit Committee and the Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Audit Committee

Glenn P. Muir, Chair

Willie A. Deese

Fredric N. Eshelman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020 for (a) the executive officers named in the Summary Compensation Table on page 28 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2020 pursuant to the exercise of options, warrants or other rights to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 37,737,260 shares of common stock outstanding on March 31, 2020.

	Shares of common stock beneficially owned
Name and Address (1)	Number	Percent
More than 5% stockholders:
FMR LLC (2)	5,637,226	14.94%
Wellington Holdings, LLP (3)	5,168,184	13.70%
Eshelman Ventures, LLC (4)	3,439,151	9.11%
MedImmune Ventures (5)	2,950,630	7.82%
BlackRock, Inc. (6)	2,580,359	6.84%
Hatteras Venture Partners (7)	2,016,088	5.34%
The Vanguard Group (8)	2,013,565	5.34%

Directors and named executive officers:
Garry A. Nicholson (9)	41,647	*
Mark A. Velleca, M.D., Ph.D. (10)	1,174,792	3.02%
John E. (Jack) Bailey Jr. (11)	2,222	*
Willie A. Deese (12)	12,765	*
Fredric N. Eshelman, Pharm.D. (4)(13)	3,718,021	9.84%
Glenn P. Muir (14)	199,839	*
Seth A. Rudnick, M.D. (15)	142,395	*
Cynthia L. Schwalm (16)	14,265	*
Sir Andrew Witty (17)	28,870	*
Jennifer K. Moses (18)	143,066	*
Mark Avagliano	0	*
Rajesh K. Malik, M.D. (19)	359,152	*
John Demaree (20)	116,496	*
Barclay (Buck) A. Phillips	0	*
All directors and current executive officers as a group (15 persons) (21)	6,051,361	15.92%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o G1 Therapeutics, Inc., 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.
(2)

Consists of 5,637,226 shares of common stock believed to be held by FMR LLC as of March 31, 2020. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2020 by FMR LLC, reporting information as of December 31, 2019.

(3)

Consists of 5,168,184 shares of common stock believed to be held by Wellington Management Group, LLP as of March 31, 2020. The address of Wellington Management Group, LLP is 280 Congress Street, Boston, MA 02210. This information is based on information contained in a Schedule 13G/A filed with the SEC on January 28, 2020 by Wellington Management Group, LLP, reporting information as of December 31, 2019.

(4)

Consists of 3,439,151 shares of common stock held by Eshelman Ventures, LLC as of March 31, 2020. Dr. Fredric N. Eshelman, a member of our Board of Directors and the founder and principal of Eshelman Ventures, LLC, may be deemed to beneficially own the shares held by Eshelman Ventures, LLC. The address of Eshelman Ventures, LLC and Dr. Eshelman is 319 North Third Street, Suite 301, Wilmington, NC 28401.

(5)

Consists of 2,950,630 shares of common stock held by MedImmune Ventures, Inc. as of March 31, 2020. MedImmune Ventures, Inc. is wholly owned by AstraZeneca plc, and AstraZeneca plc may be deemed to beneficially own the shares held by MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is One MedImmune Way, Gaithersburg, MD 20878. The address of AstraZeneca plc is 2 Kingdom Street, London W2 6BD.

(6)

Consists of 2,580,359 shares of common stock believed to be held by BlackRock, Inc. as of March 31, 2020. The address of BlackRock, Inc. is 55 East 52ND Street, New York, NY 10055. This information is based on information contained in a Schedule 13G filed with the SEC on February 5, 2020 by BlackRock, Inc., reporting information as of December 31, 2019.

(7)

Consists of 1,910,126 shares of common stock believed to be held by Hatteras Venture Partners IV SBIC, L.P. as of March 31, 2020; 104,967 shares of common stock believed to be held by Hatteras NC Fund, L.P. as of March 31, 2020; and 995 shares of common stock believed to be held by Hatteras Venture Advisors V, LLC as of March 31, 2020. The address of each entity listed in this note is 280 S. Mangum Street, Suite 350, Durham NC 27701. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2020 by Hatteras Venture Partners, reporting information as of December 31, 2019.

(8)

Consists of 1,958,676 shares of common stock believed to be held by The Vanguard Group as of March 31, 2020; 50,231 shares of common stock believed to be held by Vanguard Fiduciary Trust Company as of March 31, 2020; and 4,658 shares of common stock believed to be held by Vanguard Investments Australia, Ltd. as of March 31, 2020. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on information contained in a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, reporting information as of December 31, 2019.

(9)	Consists of 41,647 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date.
(10)

Consists of 1,137,792 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 37,000 shares of common stock held by Dr. Velleca as of March 31, 2020.

(11)	Consists of 2,222 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date.
(12)	Consists of 12,765 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date.
(13)

Consists of 28,870 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 250,000 shares of common stock held by Dr. Eshelman. Also includes 3,439,151 shares of common stock held by Eshelman Ventures, LLC as of March 31, 2020, as explained in footnote (4) above.

(14)

Consists of 78,870 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 120,969 shares of common stock held by Mr. Muir.

(15)

Consists of 142,395 options to purchase shares of our common stock held by Dr. Seth Rudnick that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date. This number does not include 58,282 shares of common stock held by the Seth A. Rudnick 2014 Irrevocable GST Trust U/A Dated 3/1/2014, because Dr. Rudnick has neither voting nor investment power over these shares.

(16)

Consists of 12,765 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 1,500 shares of common stock held by Ms. Schwalm.

(17)	Consists of 28,870 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date.
(18)

Consists of 132,066 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 11,000 shares of common stock held by Ms. Moses.

(19)

Consists of 329,952 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 29,200 shares of common stock held by Dr. Malik.

(20)

Consists of 111,246 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date, and 5,250 shares of common stock held by Mr. Demaree.

(21)

Consists of (i) 3,891,820 shares of common stock held by our current executive officers and current directors and (ii) 2,159,541 options to purchase shares of our common stock that are exercisable as of March 31, 2020 or will become exercisable within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions, since January 1, 2019, in which we have been a participant, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the Audit Committee, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the “Compensation of Named Executive Officers” and “Director Compensation” sections above.

Policies and Procedures for Related Party Transactions

We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by the Audit Committee. Any request for such a transaction must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements, our restated certificate of incorporation and our restated Bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated Bylaws also require us to advance expenses incurred by our directors and officers. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ELECTION OF DIRECTORS

(Proposal 1)

On April 22, 2020, the Board of Directors nominated Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir for re-election at the annual meeting. The Board of Directors currently consists of nine members, classified into three classes as follows: John E. (Jack) Bailey Jr., Willie A. Deese and Cynthia L. Schwalm constitute our Class I directors with a term ending in 2021; Fredric N. Eshelman, Pharm.D., Seth A. Rudnick, M.D. and Sir Andrew Witty constitute our Class II directors with a term ending in 2022; and Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir constitute our Class III directors with a term which expires at the upcoming annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to nominate Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir for re-election at the annual meeting for a term of three years to serve until the 2023 Annual Meeting of Stockholders, or until their respective successors are elected and qualified. The Class I directors (John E. (Jack) Bailey Jr., Willie A. Deese and Cynthia L. Schwalm) and the Class II directors (Fredric N. Eshelman, Pharm.D., Seth A. Rudnick, M.D. and Sir Andrew Witty) will serve until the Annual Meetings of Stockholders to be held in 2021 and 2022, respectively, and until their respective successors have been elected and qualified. See “Management and Corporate Governance – The Board of Directors” for a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude at the time of filing of this proxy statement that each director nominee listed above should serve as a director.

There are no arrangements or understanding between any director, or nominee for director, pursuant to which such director or nominee was selected as a director or nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. If for any reason these nominees prove unable or unwilling to stand for election, the Board of Directors will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board of Directors has no reason to believe that its nominees would be unable or unwilling to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Vote Required

The three nominees for director who receive the most votes cast by the holders of shares present or represented by proxy and entitled to vote thereon (also known as a “plurality” of the votes cast) will be elected. Shares represented by proxies will be voted, unless otherwise specified, for the election of the three nominees named above. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR CLASS III DIRECTOR, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal 2)

We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2019, known as a “say-on-pay” vote.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act.

As described in detail in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to align executive compensation and business performance. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (consisting of stock option awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices. Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Based on the above, we request that stockholders indicate their support, on a non-binding advisory basis, for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of G1 Therapeutics, Inc. approve, on an advisory basis, the compensation paid to G1 Therapeutics, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in G1 Therapeutics, Inc.’s 2020 proxy statement.”

As an advisory vote, Proposal 2 is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

Approval, on a non-binding advisory basis, of named executive officer compensation requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy and entitled to vote thereon.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION AWARDED TO OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020. The Board of Directors proposes that the stockholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2019. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint PricewaterhouseCoopers LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PricewaterhouseCoopers LLP and concluded that PricewaterhouseCoopers LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2020. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2019	2018
Audit fees (1):	$703,700	$615,700
Audit related fees (2):	—	—
Tax fees (3):	—	—
All other fees (4):	—	—
Total	$703,700	$615,700

(1)

Audit fees consisted of professional services rendered for the audit of our annual financial statements, review of the interim financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

(2)

Audit related fees are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)

Tax fees include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

(4)	All other fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

All fees described above were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services noted above to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of a majority of the shares cast at the annual meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of the independent registered public accounting firm.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

REQUESTS FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders will be held on 8:00 a.m. ET on Thursday, June 11, 2020 at the Company’s corporate offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2021 Annual Meeting of Stockholders, which we refer to herein as the 2021 Annual Meeting, we must receive stockholder proposals (other than for director nominations) no later than December 25, 2020. To be considered for presentation at the 2021 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 11, 2021 and no later than March 13, 2021. Proposals that are not received in a timely manner will not be voted on at the 2021 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, G1 Therapeutics, Inc., 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

By Order of the Board of Directors,

James Stillman Hanson

General Counsel and Corporate Secretary

Research Triangle Park, North Carolina

April 24, 2020

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59pm, (ET), on June 10, 2020
Online
Go to www.envisionreports.com/GTHX or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GTHX

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals –	The Board of Directors recommends a vote FOR the election of all nominees listed, FOR Proposals 2 and 3.

1.	The election of three Class III directors

	For	Withhold		For	Withhold		For	Withhold
01 - Garry A. Nicholson	☐	☐	02 - Mark A. Velleca, M.D., Ph.D.	☐	☐	03 - Glenn P. Muir	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	An advisory (non-binding) vote to approve executive compensation.	☐	☐	☐	3.	The ratification of the appointment of PricewaterhouseCoopers LLP as G1 Therapeutics, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

03913B

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of G1 Therapeutics, Inc. Stockholders

June 11, 2020, 8:00 a.m. ET

G1 Therapeutics, Inc.

700 Park Offices Drive, Research Triangle Park, NC 27709

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/GTHX

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/GTHX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

G1 Therapeutics, Inc.

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for Annual Meeting – June 11, 2020

Mark A. Velleca, Jennifer K. Moses and James Stillman Hanson, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 11, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

◾

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals –	The Board of Directors recommends a vote FOR the election of all nominees listed, FOR Proposals 2 and 3.

1.	The election of three Class III directors

	For	Withhold		For	Withhold		For	Withhold
01 - Garry A. Nicholson	☐	☐	02 - Mark A. Velleca, M.D., Ph.D.	☐	☐	03 - Glenn P. Muir	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	An advisory (non-binding) vote to approve executive compensation.	☐	☐	☐	3.	The ratification of the appointment of PricewaterhouseCoopers LLP as G1 Therapeutics, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

03914B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.edocumentview.com/GTHX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

G1 Therapeutics, Inc.

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for Annual Meeting – June 11, 2020

Mark A. Velleca, Jennifer K. Moses and James Stillman Hanson, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 11, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)